EXHIBIT 99.1
                                                                    ------------

                  Denison International Meets Q1 2003 Earnings
                       Expectations; Q1 2003 EPS of $0.37.
                       Q1 2003 net sales 16% above Q1 2002

MARYSVILLE, Ohio -- (BUSINESS WIRE)--April 16, 2003--Denison International plc (NASDAQ:DENHY) today reported results for its first quarter and three months ended March 31, 2003.

Special Note:

Effective January 1, 2002 Denison International (the "Company") adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). In 2002, the Company also adopted Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS 141), which requires that in a business combination in which the fair value of the net assets acquired exceeds cost, any residual negative goodwill is recognized as an extraordinary gain in the period in which the business combination is initially recognized. At the time of adoption of SFAS 142 the Company was carrying a balance of negative goodwill of $1.858 million. In accordance with SFAS 141, upon the adoption of SFAS 142, the negative goodwill balance was written-off in the first quarter of 2002 and recorded as a Change in Accounting Principle. For comparative purposes, the table below summarizes the impact of the accounting change related to the negative goodwill, on 2003 and 2002 results:

                       $000                Q1 2003         Q1 2002
                                           -------         -------

            Diluted EPS before
            Cumulative  Effect of
            Change in Accounting            $0.37           $0.28
            Principle

            Cumulative Effect of
            Change in Accounting
            Principle                      $-0-             $0.18
                                           -----            -----

            Reported Diluted EPS           $0.37            $0.46
                                           =====            =====

Quarterly Results

For the three months ended March 31, 2003, the Company's net sales increased 16.3% to $44.4 million from first quarter 2002 net sales of $38.2 million. Net income for the current quarter increased 27.6%, or $0.8 million, to $3.7 million, from $2.9 million recorded, before the 2002 Cumulative Change in Accounting Principle, discussed above, in the comparable quarter a year ago. Reported diluted earnings per share of $0.37 for the current first quarter were $0.09 per share higher than first quarter 2002 results, before the 2002 Cumulative Change in Accounting Principle.

Gross margin as a percent of sales of 36.3% in the current first quarter was favorable to the 35.6% gross margin recorded for the same quarter of 2002. Gross margin was favorably impacted by manufacturing efficiencies gained through higher capacity utilization to support the increased volume. SG&A, as a percent of sales, was 24.8% for the first quarter of 2003 versus 24.5% for the first quarter of 2002. Operating income for the first quarter 2003 were $5.1 million, up $0.9 million or 20.9% from first quarter 2002. Operating margins, as a percent of net sales, were 11.6% for the three months ended March 31, 2003 versus 11.2% for the same period of 2002. The effective tax rate for the three months ended March 31, 2003 was 30%, compared to a 2002 effective tax rate of 30.9%.

Net working capital at the end of March 2003 was $92.7 million, compared to $88.4 million at December 2002. While several of the components of working capital decreased from December 31, 2002 balances in local currencies, the impact on translation of the Company's European operations at favorable currency exchange rates versus those at the end of 2002 resulted in the increased working capital realized. Cash, net of debt, at March 31, 2003 was $39.3 million compared to $38.9 million at December 31, 2002. In the quarter ended March 31, 2003 the Company repurchased 83,600 of its shares under the shareholder approved share repurchase program at an average price of $15.96 per share. Under the share repurchase program, which began in 2000, the Company has repurchased 1,183,600 shares, nearly 11% of the shares outstanding.

Order Activity

Order receipts for the first quarter of 2003 increased 21.8% from a year ago to $46.7 million, or up 7.6% on a currency adjusted volume basis. North American order receipts were favorable by 12.4% to the first quarter of 2002, while European orders increased by 30.1%, or 7.3% on a currency adjusted volume basis. Asia-Pacific orders increased by 8.5%, or 1.0% on a currency adjusted volume basis. Order backlog at March 31, 2003 was $29.7 million compared to $26.3 million at December 31, 2002, a 12.9% increase.

CEO Comments and Outlook

Commenting on the performance, President and CEO David Weir said "We expected a strong start to 2003, and results were in line with our expectations. Sales revenues at $44.4 million are the highest ever recorded for a quarter, helped by the weaker dollar/Euro relationship, and a continuation of the improving trend in North America."

Weir continued "Order intake during the quarter was up 22% over the same period in 2002 and we should see the strong start to the year continue through the second quarter. The balance sheet continues to strengthen with cash net of borrowings increasing to $39.3 million."

Segment Results

Sales in North America increased 3.2% to $12.0 million for the current quarter versus 2002. Sales in the Asia-Pacific region increased 6.5% to $5.5 million versus $5.2 million recorded in the first quarter of 2002. Sales in Europe increased by 26% to $26.9 million in the current quarter versus 2002, and were favorable to the 2002 first quarter by 3.8% after adjusting for the change in currency rates.

North America reported operating income of $1.2 million for the current quarter, compared to operating income of $0.5 million for the first quarter of 2002, resulting from increased sales volume, production and cost controls. Operating income in the Asia-Pacific region was $0.3 million, equal to operating income recorded for the comparable quarter of 2002. European operating income increased 22.9%, or $0.7 million, to $3.9 million for the current quarter from a year ago.

Denison International plc (NASDAQ:DENHY), is an industrial manufacturer and servicer of highly engineered hydraulic fluid power systems and components. For more information about our products and services, please visit us at www.denisonhydraulics.com

Notice of Conference call: Denison's conference call will be held on Thursday, April 17, 2003 at 2:00 p.m. ET to discuss the Company's first quarter 20023 results and will be available to all interested parties via live audio webcast or through archive on the company's website at www.denisonhydraulics.com.

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Act of 1995. Such forward-looking statements, including statements in the CEO Comments paragraph regarding future prospects and performance, are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts:           Bruce A. Smith, CFO           Melodye Demastus, President
                    (937) 644-4437                Melrose Consulting
                                                  (614) 771-0860

                        -three pages of tables to follow-

                            DENISON INTERNATIONAL plc
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS



         ($000 except share data)                     (unaudited)
                                                  Three Months Ended
                                                  ------------------
                                                       March 31
                                                       --------

                                                 2003          2002
                                                 ----          ----

         Net Sales                             $    44,444    $    38,186
         Cost of Sales                              28,293         24,590
                                                    ------         ------
            Gross Profit                            16,151         12,733
                    %                                36.3%          35.6%
         S,G&A                                      11,002          9,338
                                                    ------         ------
            Operating Income                         5,149          4,258
                         %                           11.6%          11.2%
         Other Income/(expense)                         91          (169)
         Net Interest Income                           101            207
                                                       ---            ---
            Income Before Taxes                      5,341          4,296
         Tax Provision                               1,599          1,329
                                                     -----          -----
         Net Income, Before Cumulative
         Effect of a change in Accounting
         Principle                                   3,742          2,967

         Cumulative Effect of a Change in
         Accounting Principle, Net of
         Taxes                                           0          1,858
                                                         -          -----
         Net Income                            $     3,742    $     4,825
                                               ===========    ===========

         Basic Earnings Per Share, Before
         Cumulative Effect of a change in
         Accounting Principle                        $0.37          $0.28

         Cumulative Effect of a Change in
         Accounting Principle                           $0          $0.18
                                                        --          -----
         Basic Earnings per Share                    $0.37          $0.46
                                                     =====          =====
         Diluted Earnings Per Share                  $0.37         $0.46
                                                     =====          =====
         Basic Shares for Period                10,011,073     10,567,700
                                                ==========     ==========
         Diluted Shares for Period              10,024,926     10,603,402
                                                ==========     ==========

                            DENISON INTERNATIONAL plc
                      CONDENSED CONSOLIDATED BALANCE SHEETS



      USD-(000's)                          (audited)           (audited)
                                           March 31          December 31,
                                             2003                2002
                                       ----------------    ----------------


      Current assets:
        Cash & cash equivalents             $   40,424          $   39,752
        Accounts receivable, net                37,826              32,554
        Inventories                             45,408              45,324
        Other current assets                     5,120               5,590
                                       ----------------    ----------------
          Total current assets                 128,778             123,220

        Property, plant & equipment,
        net                                     30,847              31,132
        Other assets                            15,686              15,187
                                       ----------------    ----------------
          Total assets                      $  175,311          $  169,539
                                       ================    ================

      Current liabilities:
        Notes payable to bank               $    1,159          $      898
        Accounts payable and other
          accrued liabilities                   34,898              33,925
                                       ----------------    ----------------
          Total current liabilities             36,057              34,823
        Noncurrent liabilities                  19,171              18,360

      Shareholders equity:
        Retained earnings                      112,309             109,900
        Other shareholders equity                7,774               6,456
                                       ----------------    ----------------
          Total shareholders equity            120,083             116,356

          Total liabilities and
            shareholders equity             $  175,311          $  169,539
                                       ================    ================

                            DENISON INTERNATIONAL plc
                               SEGMENT INFORMATION

                                                Three Months Ended
                          ($000)                     March 31
                                              ---------------------

                                                 2003        2002
                                              ----------  ---------

                         Net Sales
                         ---------

                 Europe                          26,922     21,374

                 North America                   11,993     11,622

                 Asia-Pacific                     5,529      5,190

                 Corporate                            -          -
                                              ----------  ---------
                       Consolidated              44,444     38,186


                         Gross Earnings
                         --------------

                 Europe                          10,677      8,255

                 North America                    3,983      3,329

                 Asia-Pacific                     1,690      1,633
                 Corporate / IC Profit
                 Elim                             (199)        379
                                              ----------  ---------
                       Consolidated              16,151     13,596


                         Operating Income
                         ----------------

                 Europe                           3,933      3,199

                 North America                    1,204        455

                 Asia-Pacific                       257        296
                 Corporate / IC Profit
                 Elim                             (245)        308
                                              ----------  ---------
                       Consolidated               5,149      4,258



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